Exhibit 99.1





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For Release:  October 15, 2004

Contact:  Douglas Stewart, President
          Debra Geuy, CFO


             PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES EARNINGS
                   AND DECLARES REGULAR AND SPECIAL DIVIDENDS


Sidney, Ohio   NASDAQ-"PSFC"

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Corporation's first quarter earnings for the fiscal year ending June 30, 2005, and a regular quarterly dividend, plus a special dividend to be paid to its shareholders.

Net income for the three-month period ended September 30, 2004 was $240,000, or $0.17 basic and diluted earnings per share. This compares to $249,000, or $0.18 basic and diluted earnings per share for the same period ended September 30, 2003. The slight decrease in earnings was a result of lower loan fee income for the current period as compared to the same period last year when the low interest rate environment produced a large amount of mortgage loan refinancing.

At their regular meeting held October 15, 2004, the Board of Directors declared a regular quarterly dividend of $0.14 per share for record holders as of October 31, 2004 and payable on November 15, 2004.

In addition, the directors declared a "special" dividend of $0.10 per share to all record holders as of October 31, 2004 and payable on November 15, 2004.

Stewart commented, "We are extremely pleased to be able to pay our regular and special dividend to our shareholders. We will continue to pay a reasonable dividend in line with our quarterly earnings. This is the third occasion since going public in 1997 that our company has paid a "special" dividend to our shareholders in addition to our regular quarterly dividend payments. We appreciate our shareholders' support and are pleased to be sharing our earnings with them."


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            PEOPLES-SIDNEY FINANCIAL COROPRATION ANNOUNCES EARNINGS
                   AND DECLARES REGULAR AND SPECIAL DIVIDENDS

For Release:  October 15, 2004

Page 2


Assets of the Corporation at September 30, 2004 totaled $134.8 million with shareholders' equity of $17.6 million. Total shares outstanding were 1,432,648 at September 30, 2004.

Peoples Federal serves Shelby County with offices in Sidney, Anna, and Jackson Center, Ohio.

     When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.